Exhibit 99.1

ContraVir Reports New Data demonstrating CMX157 to be 60-Fold More Potent Against Hepatitis B Virus than Gilead’s Viread®

EDISON, N.J., Oct. 5, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced preliminary data dramatizing the unique properties of CMX157, the Company’s highly potent lipid prodrug of the successful antiviral drug tenofovir (TFV). CMX157 was shown to be 60-fold more active than tenofovir against the hepatitis B virus (HBV) based on in vitro studies. This significant potency difference has considerable potential in increasing the safety profile and reducing the side effects compared to tenofovir DF (Viread®).

The Company believes CMX157’s lipid-conjugate design clearly differentiates it from tenofovir DF.  ContraVir plans to file an investigational new drug (IND) application for CMX157 to treat HBV before year-end 2015. CMX157 benefits from earlier human studies in volunteers under an IND for HIV.  ContraVir is focused on a quick evaluation of CMX157 in a Phase 2 clinical study in patients with hepatitis B which it plans to begin in 2016.

CMX157’s enhanced absorption technology which utilizes the natural lipid uptake pathway to target the liver has the potential to lower systemic exposure compared to tenofovir, resulting in reduced off-target toxicity. Other studies with CMX157 are examining the efficiency of CMX157 prodrug conversion to the active antiviral, tenofovir diphosphate, within targeted hepatocytes, and further assessing the in vitro safety profile of CMX157, including a comprehensive evaluation of the likelihood of drug-drug interactions.

The United States is expected to see more than a 15% rise in hepatitis B patients through 2033 and there are about 350 million chronic HBV patients worldwide. ContraVir is committed to meeting its timelines so that the Company is positioned to treat these patients and capture this attractive and growing market.

About CMX157

CMX157 is a novel lipid acyclic nucleoside phosphonate that delivers high intracellular concentrations of the active antiviral agent tenofovir diphosphate. Compared to tenofovir, CMX157 is up to 60-fold more active against HBV and more than 200-fold more active against all major HIV subtypes in vitro. CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects. It has completed a Phase 1 clinical trial in healthy volunteers, demonstrating a favorable safety, tolerability and drug distribution profile.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus (HBV). CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)
tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686